May 28, 2002





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

     We have read paragraph 2 of Item 4 included in the Form 8-K dated May 13, 2002 of Costco Wholesale Corporation, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


Cc:  Richard A. Galanti
     Executive Vice President and Chief Financial Officer
     Costco Wholesale Corporation